CUSIP No. 03782L101

EXHIBIT A

TRANSACTIONS EFFECTED IN THE LAST 60 DAYS

The below transactions in the Common Stock were traded in the ordinary course on the NASDAQ Stock Market, other than those denoted with an asterisk, which were block trades.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transaction.

Transaction Date	Transaction Type		Amount of Securities	Price Per Share
07/05/2024	Purchase	*	452,337	$30.94
07/08/2024	Purchase		51,742	$31.32	(1)
07/09/2024	Purchase		65,022	$31.45	(3)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transaction.

Transaction Date	Transaction Type		Amount of Securities	Price Per Share
07/05/2024	Purchase	*	22,663	$30.94
07/08/2024	Purchase		1,980	$31.32	(1)
07/09/2024	Purchase		2,478	$31.45	(3)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Partners, LLC and effected the below transaction.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
07/08/2024	Purchase	7,000	$31.48	(2)
07/09/2024	Purchase	7,000	$31.36	(4)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $30.95 to $31.75. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $31.45 to $31.49. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $31.01 to $32.00. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $31.04 to $31.65. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

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